For Immediate Release

Neah Power Systems Names Robert A. Kruse Jr. to Strategic

Advisory Board

Kruse to advise on commercialization and international growth strategies

Bothell, WA (December 8, 2015) – Neah Power Systems, Inc. (OTC: NPWZ) (“the “Company”) today announces the addition of Robert A. Kruse Jr. to the Company’s strategic advisory board.

“Mr. Kruse’s extensive commercialization, capitalization, international business and focus on energy storage and batteries, off-grid and renewable energy experience will be invaluable to the growth of our Company,” said Dr. Chris D’Couto, president and CEO of Neah Power Systems.

As a member of Neah Power Systems’ strategic advisory board, Kruse will contribute his knowledge and diverse specialties to assist the Company through continued corporate growth.

“I am pleased to facilitate the growth of Neah Power Systems with its unique and differentiated technology offerings, which are clearly needed for off-grid, renewable power for a variety of domestic and international markets,” commented Kruse. “It’s an honor to join the team and I look forward to providing Neah Power Systems with insight and guidance obtained from my current and previous endeavors.”

Mr. Kruse is a battery and energy storage subject matter expert. Kruse is currently Chief Technology Officer for Qoros Automotive in Shanghai China.  He is responsible for all Product Development and Advanced Technology.  Previously, Kruse lead the operation development for Sakti3 Inc. as Chief Operating Officer and Board Member.  Sakti3 is commercializing solid-state battery technology simultaneously targeted at electric vehicles and consumer electronics and was ultimately acquired by Dyson.

In 2010 he was appointed to the National Academy of Science Sub Committee on advanced battery technology. The Sub Committee is responsible to assess results of the stimulus package and develop legislative recommendations to Congress and the Executive Branch for future legislative action.

Also in 2010 he was a member of the Technical Advisory Board of Envia Systems, a clean tech materials leader working to fuel the electric and hybrid car revolution by supplying materials for the next generation of Lithium Ion batteries.

Prior to 2010 he had a long tenure at General Motors Corporation, Michigan and held many leadership roles including hybrid, electric vehicles & advanced technology batteries.

Kruse is a graduate of University of Missouri, Rolla MO, and Massachusetts Institute of Technology Cambridge, MA

About Neah Power Systems, Inc.

Neah Power Systems, Inc. is an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power's long-lasting, efficient and safe solutions include patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. Most recently, Neah Power Systems was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What's New Popular Science Award. For more information visit www.neahpower.com.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System's Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.

For further information, please contact:

info@neahpower.com

425-424-3324

Neah Power Systems Inc.